 Exhibit 99.1

CAT FINANCIAL ANNOUNCES SECOND-QUARTER 2005 RESULTS

   Caterpillar Financial Services Corporation (Cat Financial) today reported record revenues of $587 million, an increase of $120 million or 26 percent compared with second quarter 2004. Profit after tax was a record $90 million, a $27 million or 43 percent increase over second quarter 2004.

Of the increase in revenues, $69 million resulted from the impact of continued growth of finance receivables and operating leases (earning assets) and $39 million from the impact of higher interest rates on new and existing finance receivables.

On a pre-tax basis, profit was up $41 million, principally due to $33 million from growth in earning assets, $12 million from a decrease in the provision for credit losses due to improved portfolio health, and $6 million from an increased gain on sale of equipment returned from lease, partially offset by $11 million from higher operating expenses and $6 million from the decrease in the interest rate spread.

New retail financing was a record $3.27 billion, an increase of $681 million or 26 percent from the same period one year ago. The increase was primarily related to increased financing in our North America and Asia-Pacific segments.

Past dues over 30 days at the end of the period were 2.08 percent compared to 2.57 percent at the end of the same period one-year ago. Write-offs, net of recoveries, were $3 million during the quarter compared with $16 million for the second quarter of 2004.

Caterpillar Vice President and Cat Financial President Kent M. Adams said, “We are pleased with the continued growth in our business as well as the reduction in past dues and write-offs. Our efficiency measured by managed assets per employee continues to improve reflecting the benefits of the investments we have made in our people and technology."

Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar ® gas turbines, as well as other equipment and marine vessels. The company also extends loans to customers and dealers. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

SECOND QUARTER 2005 VS. SECOND QUARTER 2004
(ENDING JUNE 30)

(Millions of dollars)
	2005	2004	CHANGE
Revenues	$ 587	$ 467	26%
Net Profit	$ 90	$ 63	43%
New Retail Financing	$ 3,268	$ 2,587	26%
Total Assets	$24,229	$21,145	15%

FIRST SIX MONTHS 2005 VS. FIRST SIX MONTHS 2004
(ENDING JUNE 30)

(Millions of dollars)
	2005	2004	CHANGE
Revenues	$ 1,130	$ 924	22%
Net Profit	$ 173	$ 135	28%
New Retail Financing	$ 5,711	$ 4,557	25%

Caterpillar contact:
Benjamin S. Cordani
Corporate Public Affairs
(309) 675-5786
Cordani_Benjamin_S@CAT.com